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                                      FOR IMMEDIATE RELEASE

                                      Contact: Christopher J. Eperjesy
                                      (262) 638-4343

               TWIN DISC, INC., ANNOUNCES TWO-FOR-ONE STOCK SPLIT

     RACINE, WISCONSIN-January 254, 2006-Twin Disc, Inc. (NASDAQ: TWIN), today announced that its Board of Directors has approved a two-for-one stock split of the Company's outstanding common stock. The stock split will increase the authorized number of shares of common stock to 30.0 million from 15.0 million shares and the number of shares outstanding to approximately 5.8 million from approximately 2.9 million.

     Holders of the Company's common stock of record at the close of business on Friday, March 10, 2006 will receive one additional share of common stock for every share of common stock they own as of that date. The Company anticipates that the additional shares resulting from the split will be issued in book-entry form on payment date will be Friday, March 31, 2006. The Company's common stock split will take effectbegin trading at its post-split price at the beginning of trading on Monday, April 3, 2006.

     Michael E. Batten, Twin Disc's Chairman and Chief Executive Officer, stated, "Based on the continued improvement of earnings, the appreciation of our stock price, and the Company's business outlook, we are pleased to be splitting the stock. As aTwin Disc is a shareholder-oriented company, and the stock split should improve the stock's liquidity and make it more affordable for individual investors."

     Twin Disc, Inc., designs, manufactures and internationally distributes heavy-duty off-highway power transmission equipment for the construction, industrial, government, marine, agricultural, and energy and natural resources markets.

     This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.